UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) Dec. 7, 2016

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY INC.	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-03789	SOUTHWESTERN PUBLIC SERVICE COMPANY	75-0575400
(a New Mexico corporation)
Tyler at Sixth
Amarillo, Texas 79101
(303) 571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In February 2016, Southwestern Public Service Company (SPS), a New Mexico corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed a retail electric, base rate case in Texas with each of its Texas municipalities and the Public Utility Commission of Texas (PUCT) requesting an overall increase in annual base rate revenue of approximately $71.9 million, or 14.4 percent. The filing was based on a historical test-year ended Sept. 30, 2015, a requested return on equity (ROE) of 10.25 percent, an electric rate base of approximately $1.7 billion, and an equity ratio of 53.97 percent.

In August 2016, invervenors filed testimony and included the following recommendations:

•	The Alliance of Xcel Municipalities, recommended a rate increase of approximately $25.2 million, based on a ROE of 9.40 percent and an equity ratio of 51 percent.

•
The PUCT Staff recommended a rate increase of approximately $32.9 million, based on a ROE of 9.30 percent, an equity ratio of 51 percent and imputed revenues for power factor adjustments and weather normalization.

In September 2016, SPS filed rebuttal testimony with a revised annual base rate increase of approximately $61.5 million, or 12.3 percent, and the administrative law judges subsequently suspended the hearing schedule to accommodate settlement negotiations. Rate case expenses of approximately $4.0 million were severed by the PUCT into a separate proceeding. The revised increase of $61.5 million along with recovery of rate case expenses made for an overall revised request of $65.5 million.

In December 2016, SPS filed an unopposed stipulation that resolves all issues in the rate case. The following table reflects the total estimated impact:

(Millions of Dollars)	Stipulation
Base rate increase, retroactive to July 20, 2016	$35.2
Power factor revenues (a)	12.6
Rate case expenses to be addressed in a separate proceeding	4.0
Total estimated impact	$51.8

(a)
SPS’ request reflected the assumption that customers would adjust their power factors, which would reduce revenue. To the extent power factor revenues are less than $12.6 million, a mechanism will be established to ensure SPS recovers this amount and effectively offset lower anticipated power factor charges.

Additional key terms are as follows:

•
SPS’ next transmission cost recovery factor application will have a cap of $19 million in additional annual revenue that can be recovered, and parties will make reasonable efforts to obtain PUCT approval of the application within 100 days of SPS’ initial filing;

•	No disallowance of SPS’ requested capital additions; and

•	No restrictions on filing future rate cases or rate riders.

Interim rates, subject to refund, based on the unopposed stipulation were recently approved by the Administrative Law Judge and will become effective as of Dec. 10, 2016. SPS expects the PUCT to consider the stipulation and issue a final order in the first quarter of 2017.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Forward-looking information includes, among other information, the expected increase in revenues, the retroactive impact of proposed rate adjustments, and other statements identified by words such as “may,” “believe,” “expect,” “estimate,” “anticipate,” “would,” or “plan.” Forward-looking statements are subject to certain risks, uncertainties and assumptions. Although Xcel Energy believes that its expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Factors, in addition to those discussed in Xcel Energy’s and SPS’ Annual Report on Form 10-K for the year ended Dec. 31, 2015, and subsequent securities filings, that could cause actual results to differ materially include: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and SPS have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; outcomes of regulatory proceedings; availability of cost of capital; and employee work force factors. Forward-looking statements speak only as of the date they are made, and Xcel Energy expressly disclaims any obligation to update any forward-looking information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dec. 8, 2016	Xcel Energy Inc. (a Minnesota corporation)
Southwestern Public Service Company (a New Mexico corporation)

/s/ ROBERT C. FRENZEL
Robert C. Frenzel
Executive Vice President, Chief Financial Officer